Exhibit 10.1

FINAL EXECUTED VERSION

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on September 26, 2022, BETWEEN:

Genius Group Ltd and its subsidiaries (the “Purchaser”), a public company duly organized and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton.

AND

Jeff Hays and Patrick Gentempo (the “Sellers” or “Party”), who collectively own 100% of the shares of Revealed Films Inc (“RF” or the “Company”), a Delaware Corporation by shares with a registered address at 1776 Park Ave, Suite 4-217 Park City Utah 84060 duly organized under the Laws of Delaware and operating under the Laws of Utah as the Foreign Profit Corporation under the number 10716315-0143.

Table of Contents

DEFINITIONS	1

PURCHASE AND SALE OF SALE SHARES	7

PURCHASE PRICE	7

TOP UPS AND ADJUSTMENT CALCULATION	9

LAW BACK CLAUSE	11

PUBLIC COMPANY	12

CONDITIONS PRECEDENT	12

PRE-CLOSING ACTIONS	14

CLOSING, DELIVERY AND PAYMENT	15

REPRESENTATIONS AND WARRANTIES OF RF	16

REPRESENTATIONS AND WARRANTIES OF PURCHASER	25

REPRESENTATIONS AND WARRANTIES OF SELLERS	27

WARRANTIES GENERALLY	29

INDEMNIFICATION AND DAMAGES	30

LIMITATION OF LIABILITY	30

TERMINATION	32

INTERIM RIGHTS OVER SALE SHARES	33

PURCHASER POST COMPLETION COVENANTS	34

CONFIDENTIALITY	35

FEES, TAXES AND DUTIES	36

DATA PROTECTION	36

ARBITRATION	36

Appendix 1	39

Appendix 2	40

Appendix 3	41

WHEREAS:

(A)	Genius Group Ltd. (hereinafter referred to as the “Purchaser” or “GG”) is a public limited company duly incorporated and operated under the Laws of Singapore with a registered address at 8 Amoy Street, #01-01 Singapore 049950 that is acquiring and integrating other companies to grow globally.

(B)	Jeff Hays and Patrick Gentempo (the “Sellers”), holding 4 000 (four thousand) each of the common shares, constituting one hundred percent (100%) of the share capital of Revealed Films Inc (the “RF” or the “Company”) a Delaware Corporation by shares with a registered address at 1776 Park Ave, Suite 4-217 Park City Utah 84060 duly organized under the Laws of Delaware and operating under the Laws of Utah as the Foreign Profit Corporation under the number 10716315-0143.

(C)	The Purchaser desires to acquire the Shares of the Sellers. Consequently, the Purchaser has offered to acquire the Shares from the Sellers and the Sellers have agreed to sell and transfer the said Shares (free from all Encumbrances and together with all rights, title and interest therein on the terms and conditions outlined in this Agreement) to the Purchaser for the Purchase Price.

(D)	The Sellers, the Company, and the Purchaser (the “Parties”) have agreed to make certain warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the above recitals, the warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are now acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1.	Defined Terms: The terms below have the following meanings when used in this Agreement in capitalized form unless otherwise expressed

(a)	“$”, “US Dollar” means the lawful currency of the United States;

(b)	“2023 Financial Statements” means the audited financial statements of the Company including the balance sheet as of 31 December 2023 and the audited profit and loss statement for the period from 1 January 2023 through to 31 December 2023, prepared in accordance with US GAAP;

(c)	“2024 Financial Statements means the audited financial statements of the Company including the balance sheet as of 31 December 2024 and the audited profit and loss statement for the period from 1 January 2024 through to 31 December 2024, prepared in accordance with US GAAP;

(d)	“2025 Financial Statements ” means the audited financial statements of the Company including the balance sheet as of 31 December 2025 and the audited profit and loss statement for the period from 1 January 2025 through to 31 December 2025, prepared in accordance with US GAAP;

(e)	“Adjustment” has the meaning set forth in Section 3.3 of this Agreement.

(f)	“Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person;

(g)	“Agreement” or “the Agreement” or “this Agreement” means this Share Purchase Agreement and shall include the recitals and/or schedules attached hereto, and the contracts, certificates, disclosures and other documents to be executed and delivered pursuant hereto, if any and any amendments made to this Agreement by the Parties in writing;

(h)	“Annual Revenue” means the total revenue recognized based on US GAAP from sales or services in a given year before costs or expenses are taken out;

(i)	“Assets” means all of the property, rights and assets of the Company;

(j)	“Books and Records” means all files, documents, instruments, papers, relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs and operating data;

(k)	“Business Day” means any day other than a Saturday, a Sunday, a public holiday or a day on which banking institutions are authorized or obligated by Law to be closed;

(l)	“Claims” means any demand, claim, action, cause of action, notice, suit, litigation, prosecution, mediation, arbitration, inquiry, assessment or proceeding made or brought by or against a Party, however arising and whether present, unascertained, immediate, future or contingent, losses, Liabilities, Damages, costs and expenses, including reasonable legal fees and disbursements in relation thereto;

(m)	"Claw Back Clause“ has a meaning set out in Section 5.2 of this Agreement.

(n)	“Closing Date” means the date on which Closing takes place in accordance with the terms of this Agreement;

(o)	“Closing” means the sale and purchase of the Sale Shares in accordance with the terms of this Agreement;

(p)	“Conditions Precedent” means the conditions precedent to Purchaser’s purchase of the Sale Shares as set out in this Agreement;

(q)	“Consideration Shares” means the ordinary, free trading shares of the publicly listed Genius Group Limited at the NYSE American issued to the Sellers on the Closing in the amount set out in Section 3 of the Agreement;

(r)	“Customer Confidential Information” means any information disclosed (whether disclosed in writing, orally or otherwise) by the Customer to the Company that is marked as “confidential”, described as “confidential” or should have been understood by the Company at the time of disclosure to be confidential;

(s)	“Customer Data” means the data, text, drawings, diagrams, images or sounds (together with any database made up of any of these) which are embodied in any electronic, magnetic, optical or tangible media, including any Customer’s Confidential Information,

(t)	“Damages” means: (a) any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties, Losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person); (b) subject to applicable Law, any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract; and (c) amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of legal counsel, accountants, and other experts, and other expenses of litigation or of any Claim, default, or assessment;

(u)	“Directors” shall mean and include the Directors Jeff Hays and Patrick Gentempo;

(v)	“Encumbrance” with respect to any property or Asset or securities, shall mean: (a) any mortgage, charge (whether fixed or floating), pledge, Lien, hypothecation, assignment, deed of trust, security interest, equitable interest, title retention agreement, voting trust agreement, commitment, restriction or limitation or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law; (b) any voting agreement, interest, option, pre-emptive rights, right of the first offer, refusal or transfer restriction in favour of any Person; and (c) any adverse claim as to title, possession or use; “Encumber” and “Encumbered” shall be construed accordingly;

(w)	“Execution Date” means the date of this Agreement;

(x)	“GAAP” means the Generally Accepted Accounting Principles in the United States;

(y)	“GG Shares” means a most senior class of shares in issue of the Public Limited Company Genius Group with a registered seat in Singapore;

(z)	“Indemnified Party” has the meaning set out in Section 10.1;

(aa)	“Indemnifying Party” has the meaning set out in Section 10.1;

(bb)	“Purchase Price” has the meaning given in Section 3;

(cc)	“Intellectual Property” means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications thereof, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; and (f) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media;

(dd)	“Law” or “Laws” shall mean any statute, law, regulation, ordinance, rule, Court Order, notification, order, decree, bye-law, permits, licenses, approvals, consents, authorizations, government approvals, directives, guidelines, requirements or other governmental restrictions, or any similar form of a decision of, or determination by, or any interpretation, policy or administration, having the force of the law of any of the foregoing, in the jurisdiction of Singapore, unless otherwise states, over the matter in question, whether in effect as of the date of this Agreement or thereafter;

(ee)	“Liabilities” means with respect to any person any direct or indirect liability, indebtedness, obligation, expense, deficiency, guaranty or endorsement of or by such person of any type, known or unknown, and whether accrued, absolute, contingent, unmatured, matured, otherwise due or to become due;

(ff)	“Losses” means any and all losses, Liabilities, Claims, damages, write downs, reductions in value (including a reduction in the value of the Sale Shares), costs (including costs of any assessment, investigation, defense, settlement or proceedings in respect of tax or any other legal proceedings), expenses (including reasonable legal costs and attorney’s fees) or other obligations;

(gg)	“Material Adverse Effect” means a material adverse effect on: (a) the business, operations, affairs, financial condition, assets or properties of the Company (not being an event affecting or likely to affect generally all companies carrying on similar businesses in countries in which they carry on business); or (b) the ability of the Company to perform its obligations under this Agreement; or (c) the validity or enforceability of this Agreement;

(hh)	“Obligations of the Company” means all the commitments incurred by the Company based on the Stock Redemption Agreement executed on 31 December 2021, and the Loan Authorization and Agreement executed as of 21 May, 2020

(ii)	“Organizational Documents” (a) the articles of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a person; and (c) any amendment to any of the foregoing;

(jj)	“Owned IP” means all RF IP in which RF has (or purports to have) an ownership interest

(kk)	“Prevailing Market Price” means the average of the daily VWAP prices of the GG Shares for 30 consecutive trading days immediately preceding the day in question after appropriate adjustment for dividends, subdivisions, combinations or reclassifications occurring within a said 30-day period;

(ll)	“Reporting Accountants” means a firm of Chartered Accountants to be agreed by the Sellers and the Purchaser within seven days of notice by one to the other requiring such;

(mm)	“Shares” means the shares in RF in the amount of 8,000 shares constituting one hundred percent (100%) of the share capital in RF;

(nn)	“Share Purchase” has the meaning set out in Section 2.1;

(oo)	“Shareholder” means the Shareholders of the Sellers;

(pp)	“Substantiated Claim” means a Claim in respect of which liability is admitted by the defaulting party, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are prevented by passage of time or otherwise from appealing;

(qq)	“Transaction Documents” means, collectively, this Agreement, and each other agreement, certificate or document referred to in the Agreement (or to be executed in connection with any of the Transaction;

(rr)	“Transaction” means this Share Purchase contemplated in this Agreement;

(ss)	“Transfer” (including with correlative meaning, the terms “Transferred by” and “Transferability”) shall mean to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), exchange, gift or transfer by operation of Law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily.

1.2.	Interpretation

In this Agreement:

(i)	Words denoting any gender shall be deemed to include all other genders;

(j)	Words importing the singular shall include the plural and vice versa, where the context so requires;

(k)	The terms “hereof”, “herein”, “hereby”, “hereto” and other derivatives or similar words, refer to this entire Agreement or specified Sections of this Agreement, as the case may be;

(l)	Reference to the term “Section” shall be a reference to the specified Section or Schedule of this Agreement;

(m)	Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in a permanently visible form.

(n)	The term “directly or indirectly” means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

(o)	All headings and sub-headings of Sections, and the use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

(p)	Reference to any legislation or Law or any provision thereof shall include references to any such Law as it may, after the Execution Date, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(q)	Reference to the word “include” or “including” shall be construed without limitation;

(r)	Terms defined in this agreement shall include their correlative terms;

(s)	Time is of the essence in the performance of the Parties’ respective obligations. If any period specified herein is extended, such extended time shall also be of the essence;

(t)	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information which would be expected or required from a Person of ordinary prudence;

(u)	All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;

(v)	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

(w)	Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Section 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

2.	PURCHASE AND SALE OF SALE SHARES

2.1.	The Sellers agree to sell and the purchaser agrees to purchase the Shares for the Purchase Price. The Shares shall be sold free from all Encumbrances and together with all rights and privileges attached to them (including the normalized level of working capital, all dividends and distributions declared, made or paid on or after the Execution Date) at the Execution Date or subsequently becoming attached to them.

2.2.	For the avoidance of doubt, Parties acknowledge, that the transaction contemplated herein includes all rights, title, interest and benefits appertaining thereto, Books and Records, and the Assets and Liabilities as detailed in Appendix 1. The purchase also includes all agreements, including agreements between the Company and Jeff Hays Studio, intellectual property, the Company’s film library, goodwill, Customer Data and ongoing operations of the Company, subject to compliance with the relevant data protection laws.

2.3.	The Company will maintain its brand and autonomy as a group company of GG.

3.	PURCHASE PRICE

3.1.	The Purchase Price shall be $10 million paid in the following ways:

(a)	$3 million payment in cash (the “Cash Payment”); and

(b)	$7 million payment of Genius Group Limited publicly listed ordinary, free trading shares at the NYSE American (the “Consideration Shares”) at the price of $ 5.17 per share, of which $6 million in shares would be subject to a six month lock up agreement. Share issues will be treated as a Type B tax-free reorganization. This is in part a share swap.

3.2	The cash portion stipulated in point 3.1 (a) shall be paid in the following way:

(a)	$1,000,000 at the Date of Closing of this Agreement in purpose to cover in full Company’s obligations (the “Obligations of the Company”)

(b)	$2,000,000 which shall be paid no later than January 31st ,2023

3.3	Both Parties agree that the financial years for the Companies shall begin on 1st January and end on 31st December each year.

3.4	The Purchaser shall:

(i)	on the Closing Date, pay the Purchase Price as agreed in accordance with Section 3.1 by issuing to the Sellers GG Shares with an aggregate value of $7 million of the Purchase Price (the “Consideration Shares”). The Consideration Shares shall be issued to the Seller fully paid at a deemed price per share at the date of Closing ("Deemed Issue Price”) equal to the Prevailing Market Price and rank pari passu with other GG Shares in issue.

(ii)	On the date of Closing pay the Cash Payment expressed in 3.1 (i) by electronic funds transfer by the Purchaser to the account of the Sellers (details of which shall be provided by the Sellers prior to the Closing Date).

3.5	If, while the Seller is entitled to the issue of Consideration Shares, there is:

(i)	a subdivision, consolidation or reclassification of GG Shares; and

(ii)	a consolidation, amalgamation or merger of the Purchaser with or into another entity (other than consolidation, amalgamation or merger following which the Purchaser is the surviving entity and which does not result in any reclassification of, or change in, the GG Shares), then the Purchaser shall adjust the Deemed Issue Price, conditional on any such event occurring, but with effect from the date of the relevant event (an “Adjustment”) so that, after such Adjustment:

(iii)	the total number of Consideration Shares issued or to be issued to the Seller carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the fully diluted share capital and the same entitlement to participate in the profits and assets of the Purchaser (including on liquidation) as if there had been no such event giving rise to the Adjustment; and

(iv)	the aggregate price payable for all Consideration Shares issued or to be issued at the Deemed Price shall equal the same aggregate price as would be deemed payable for such Consideration Shares immediately before the occurrence of the event giving rise to the Adjustment.

3.6	Any payments to be made under the terms of this Agreement shall be made in US Dollars.

4.	TOP UPS AND ADJUSTMENT CALCULATION

4.1	The agreement will be structured to provide additional top ups (hereinafter referred to as “Top-Up” in purchase price calculated as one-half times (1.5X) revenues growth over $7 million in 2023, 2024 and 2025, in order to reward the ongoing growth of RF following the acquisition. These Top-Ups will be assigned in a ratio for each of the Sellers.

4.2	The Purchase Price is based on an expectation that the Company will grow its business and revenues in excess of the current projected $ 7 million net revenue with positive net profit. As an additional reward for continued growth, GG agrees to pay a Top Up payment in GG shares, at the prevailing share price on the date of Closing.

4.3	No later than 15th February each year, the Sellers shall provide to the Purchaser a copy of the audited Financial Statements with the purpose to provide information regarding the Company’s revenue for each year following the Purchase.

4.4	The Purchaser shall, within ten (10) Business Days of receipt of the Financial Statement, notify the Sellers in writing whether:

(i)	the Purchaser accepts the Financial Statements; or

(ii)	the Purchaser rejects the Financial Statements, in which case, the notice shall detail the basis upon which the Purchaser rejects the Financial Statements.

4.5	Where the Purchaser notifies the Sellers in accordance with Section 4.3 that it does not accept the Financial Statements, the Parties shall attempt in good faith, to reach an agreement in respect of the Financial Statements. If the Parties are unable to agree on the Purchase Price within fifteen (15) Business Days following receipt by the Seller of the Purchaser’s rejection notice in accordance with Section 4.3, the dispute shall be referred to the Reporting Accountants in accordance with Appendix 3.

4.6	If:

(a)	the Purchaser accepts the Financial Statements; or

(b)	the Purchaser fails to notify the Sellers of its non-acceptance of the Financial Statements within the timeframe set out in Section 4.3, then the estimate of the Top Up Option described below shall be treated as agreed, be final and binding on the Parties and be payable by the Purchaser in accordance with Section 4.6 below and the other terms of this Agreement.

4.7	If:

(a)	Based on the 2023 Financial Statements, (i) 2023 Revenue is higher than $7 million, and (ii) net profit before tax was equal to or greater than 7% as appears in the audited financial statement based on US GAAP, an amount equal to one and one-half times (1.5X) the difference between the 2023 Revenue and $ 7 million shall be payable by GG as the Top Up to the Sellers. The calculation of the Top Up shall be as agreed to in accordance with Section 4 of this Agreement. The GG Shares will be issued at the prevailing share price.

(b)	Based on the 2024 Financial Statements, (i) 2024 Revenue is higher than $7 million, and (ii) net profit before tax was equal to or greater than 7% net profit as appears in an audited financial statement based on US GAAP, an amount equal to one and one-half times (1.5X) the difference between the 2024 Revenue and $7 million shall be payable by GG as the Top Up to the Sellers. The calculation of the Top Up shall be as agreed to in accordance with Section 4 of this Agreement. The GG Shares will be issued at the prevailing share price.

(c)	Based on the 2025 Financial Statements, (i) 2025 Revenue is higher than $7 million, and (ii) net profit before tax was equal to or greater than 7% net profit as appears in the audited financial statement based on US GAAP, an amount equal to one and one-half times (1.5X) the difference between 2025 Revenue and $7 million shall be payable by GG as the Top Up to the Sellers. The calculation of the Top Up shall be Agreed to in accordance with Section 4 of this Agreement. The GG Shares will be issued at the prevailing share price.

4.8	Purchaser undertakes that each of the 2023 Financial Statements, the 2024 Financial Statements and the 2025 Financial Statements shall be prepared in accordance with US GAAP and applicable Law.

4.9	Payment of Top-Up

i.	Any payments to be made under the terms of this Agreement shall be made in GG Shares at the Prevailing Market Price (in US Dollars) at the time of issuance.

ii.	All sums payable by GG under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event GG shall pay such additional amount as shall be required to ensure that the net amount received by the Sellers under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

iii.	All Consideration Shares will be issued at the prevailing market price on the Closing Date, and at the market price on subsequent top up dates. For shares issued pursuant to the Top-Up, such Consideration Shares shall be issued to Sellers no later than ten (10) business days following the date on which the final Financial Statement for the applicable year has been established pursuant to Section 4.5 above.

4.10	If, while the Sellers are entitled to the issue of GG Shares, there is:

(i)	a subdivision, consolidation or reclassification of GG Shares; or

(ii)	a consolidation, amalgamation or merger of GG with or into another entity (other than consolidation, amalgamation or merger following which GG is the surviving entity and which does not result in any reclassification of, or change in, the GG Shares), then GG shall adjust the Deemed Issue Price, conditional on any such event occurring, but with effect from the date of the relevant event (an “Adjustment”) so that, after such Adjustment:

(iii)	the total number of GG Shares issued or to be issued to the Sellers carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the fully diluted share capital and the same entitlement to participate in the profits and assets of GG (including on liquidation) as if there had been no such event giving rise to the Adjustment; and

(iv)	the aggregate price payable for all GG Shares issued or to be issued at the Deemed Price shall equal the same aggregate price as would be deemed payable for such GG Shares immediately before the occurrence of the event giving rise to the Adjustment.

5.	LAW BACK CLAUSE

5.1.	The amounts paid or payable under this Agreement shall be subject to the provisions and conditions of this Section 5 using the same calculation procedure expressed in 4.3 to 4.6 above.

5.2.	In the event that the Company’s net revenues drop below $5 million annual net revenue in any of the 3 years following the Closing of the Purchase (the “Adjustment Period”), the Sellers agree to adjust the Purchase Price downwards by an equivalent percentage to the drop in average annual net revenue (the “Adjustment Amount”) during the Adjustment Period from the $7 million threshold (“Claw Back Threshold”).

(a)	For example, and by way of illustration only, if the 2023 Financial Statements reflect a net revenue amount equal to $4.9 million (30% below the $7 million threshold), the Sellers would have to return $3 million (30% of the Purchase Price) in GG shares and/or cash.

(b)	As an additional example, and by way of illustration only, if the 2024 Financial Statements reflect an additional decline in net revenue of a further 20% past the 2023 reduction in net revenue to $3.5 million (50% below $7 million threshold), the Sellers would have to return a further $2 million (a total 50% of the Purchase Price) in GG shares and/or cash.

5.3.	As an alternative to returning GG or cash to satisfy the Adjustment Amount, in any given year in which an Adjustment Amount is owed, Sellers shall have the option, but not the obligation, to repurchase the Company from Purchaser for 100% of the Purchase Price plus any investment made by the buyer since the company was acquired until the above mentioned repurchase (the “Repurchase Right”). In the event Sellers exercise the Repurchase Right described herein, this Agreement shall be canceled, and the Parties shall have no further obligations to one another.

5.4.	In the event that Sellers elect to satisfy the Adjustment Amount by returning GG Shares to the Purchaser, such GG Shares shall be deemed to have an agreed upon per-share value equivalent to the Deemed Issue Price of the Consideration Shares at the value based on the prevailing share price on the date applicable at the Closing.

5.5.	If an Adjustment Amount is owed and paid by Sellers in any year during the Adjustment Period, this will not impact or reduce any amounts that Purchaser shall be required to pay to Seller in any subsequent year pursuant to the Top-Up terms contained in Section 4 herein.

6.	PUBLIC COMPANY.

The Sellers shall, at the Purchaser’s expense, abide by any rules or restrictions imposed by NYSE American or SEC on the Sellers as part of GG being a publicly listed company on NYSE American.

7.	CONDITIONS PRECEDENT

7.1.	Purchaser Conditions Precedent to Closing. The obligations of the Purchaser to purchase and pay for the Sale Shares on Closing Date are subject to the satisfaction, or waiver in writing by the Purchaser at or prior to the Closing, of the following conditions:

(a)	Compliance with obligations. The Company and the Sellers shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares;

(b)	No Proceedings. No administrative, investigatory, judicial, quasi-judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin, or seek Damages from any party in connection with the sale and purchase of the Sale Shares, and no order, injunction, or other action shall have been issued, pending or threatened, which involves a challenge or seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under the Agreement and the Transaction Documents;

(c)	Capital Structure and Shareholding. No change in the capital structure of the Sellers or rights attached to the Shares shall have taken place prior to the Closing Date, unless such changes have been disclosed to and agreed with the Purchaser;

(d)	Accuracy of Warranties. A certificate, dated as of Closing Date, executed by the Sellers, certifying that the warranties set out in Section 8 are true and correct.

7.2.	Sellers Conditions Precedent to Closing. The obligations of the Seller to sell the Sale Shares on the Closing Date are subject to the satisfaction, or waiver at or prior to the Closing, of the following conditions:

(a)	Compliance with obligations. The Purchaser shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the transfer of the GG Shares to Sellers;

(b)	Consents and Waivers. The Purchaser will have obtained all necessary consents, waivers and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery and performance of the Transaction Documents, including without limitation, Consents, waivers and no-objections in respect of the issue of the Consideration Shares, free from all Encumbrances;

(c)	Co-operation. The Parties shall co-operate with each other in good faith and provide all required assistance for the satisfaction of any of the Conditions Precedent upon being reasonably requested to do so by the other Party. If any Party becomes aware of anything which will or may prevent any of the Conditions Precedent the relevant Party shall notify the other Party in writing as soon as practicable.

7.3.	Deliveries. On the Execution Date:

(i)	the Sellers shall deliver to the Purchaser:

(a)	a copy of this Agreement duly signed by the Sellers; and

(b)	a copy of the resolutions of the board of directors of the Sellers approving the entry into the Transaction Documents to which it is a party.

(ii)	the Purchaser shall deliver to the Sellers:

(a)	a copy of this Agreement duly signed by the Purchaser; and

(b)	a copy of the resolutions of the board of directors of the Purchaser approving the entry into the Transaction Documents to which it is a party.

8.	PRE-CLOSING ACTIONS

8.1.	Between the Execution Date and the Closing Date, except as expressly permitted or required by this Agreement or with the prior written consent of the Purchaser, the Company and the Sellers shall:

(a)	not directly or indirectly initiate or engage in discussions or negotiations with any other Person for the purpose of any transactions in respect of any Shares or Assets of the Company, including the creation of any interest, direct, indirect, current, future or contingent, in the Shares or Assets of the Company;

(b)	not carry out any action or omission which may affect the proposed transaction under this Agreement or which may reduce or dilute the effective shareholding of the Purchaser upon Closing or which may change the shareholding of the Sellers;

(c)	not pass any resolution, which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents;

(d)	conduct its operations other than in the ordinary course of business;

(e)	materially comply with all applicable Laws;

(f)	not agree or otherwise commit to taking any of the actions described in the foregoing subsections (a) through (e).

8.2.	Reporting requirements. During the period between the Execution Date and the Closing Date:

(a)	the Company and the Sellers shall promptly advise the Purchaser in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

(b)	Access to Board Meetings, Documents, Etc. The Sellers and the Company shall allow the Purchaser and its representatives to have reasonable access until the Closing Date to the Company’s books and records, and other relevant documents necessary for the transactions contemplated herein, subject to the Confidentiality set forth in Section 15 of this Agreement.

(c)	No Actions to Cause Warranties to be Untrue. From the period of the Execution Date to the Closing Date, except as otherwise expressly contemplated in the Transaction Documents or agreed in writing by the Purchaser, the Sellers shall not take, or agree or otherwise commit to taking, any of the foregoing actions or any other action that if taken would reasonably be expected to cause any of the warranties set out in Section 9 to be untrue.

(d)	Securities Compliance. From the period of the Execution Date to the Closing Date, the Purchaser will make all required pre-transaction disclosures to the SEC as may be required of the Parties by the SEC.

9.	CLOSING, DELIVERY AND PAYMENT

9.1.	Closing. Subject to the satisfaction or waiver of the Conditions Precedent to Closing, their continued satisfaction or waiver immediately prior to Closing, Closing shall take place virtually and, unless agreed otherwise between the Parties.

9.2.	At Closing, the Sellers shall deliver to the Purchaser the following documents:

(a)	a stock transfer form in relation to the Sale Shares duly executed by the Sellers in favor of the Purchaser (or as it may direct);

(b)	the share certificates for the Sale Shares in the name of the Sellers or an indemnity in the agreed form if the certificate is lost;

(c)	the statutory and minute books (written up to the Closing Date) and common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name, copies of its memorandum and articles of association, and the authentication code issued by the Registrar of Companies for the Company;

(d)	all books of account, financial and accounting records (including Tax records and computations), correspondence, documents, files, memoranda and other papers relating to the Company (in whatever form);

(e)	any other document that may be reasonably required by the Purchaser pursuant to Closing under.

9.3.	On the Closing Date, the Sellers shall cause the direction of the Company to provide a duly signed written resolution of the board of directors of the Company which authorizes and approves (i) the transfer of the relevant Sale Shares to the Purchaser (subject to stamping) for registration in the company’s statutory register; and (ii) the appointment of a director of the Company, as reasonably instructed by the Purchaser, with effect as of the Closing Date; and (iii) the execution by the company of all other documents contemplated by this Agreement to which the Company is a party.

9.4.	At Closing the Purchaser shall:

(a)	deliver the Cash Payment to Sellers;

(b)	issue the Consideration Shares to Sellers; and

(c)	deliver a counterpart of the Management Agreement, duly signed by the Purchaser.

9.5.	The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective.

9.6.	Notwithstanding anything to the contrary, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions are consummated.

9.7.	All payments or cash-amounts due from the Purchaser to the Sellers pursuant to this Agreement, shall be paid in US Dollars at the Date of Closing.

9.8.	All GG Shares issued to the Sellers pursuant to this Agreement, shall be issued at the Date of Closing. based on the Prevailing Market Price and Exchange Rate on such date of issue.

10.	REPRESENTATIONS AND WARRANTIES OF RF

RF represents and warrants, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

10.1.	Organizational Matters.

(a)	Organization, Standing and Power to Conduct Business. RF: (i) is duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (ii) has the requisite power to carry on its business as now being conducted; and (iii) is duly qualified, licensed and admitted to doing business, and is in good standing (or equivalent status), in each jurisdiction in which such qualification, license or admission is necessary, except in such jurisdictions where the failure to be so qualified, licensed or admitted to do business (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Organizational Documents. RF has made available to Purchaser accurate and complete copies of its Organizational Documents, as amended to date and in effect as of the date of this Agreement.

10.2.	Capitalization and Related Matters.

(i)	Shares. The Sale Shares constitute all of the outstanding and issued shares in RF. No person other than Sellers directly owns any right to acquire any securities of RF. At the Closing, Sellers will have good, valid and marketable title to all issued and outstanding Shares, free and clear of all Liens.

(j)	No Other Securities. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Sale Shares or other interests in RF or obligating RF to issue or sell any Sale Shares or other interests in RF. RF is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Sale Shares or other interests in RF or any options, warrants or other rights to acquire any Shares or other interests in RF, except the Redemption Agreement dated December 31, 2021 concluded with Beau Pierce and RF. There are no contractual preemptive rights, rights of first refusal or similar restrictions with respect to any Shares or other interests in RF. There are no outstanding or authorized appreciation rights, phantom interests, profit participation rights, deferred compensation rights, stock or equity-based compensation, performance or similar rights with respect to any Sale Shares or other interests in RF. There are no agreements among any of the Sellers with respect to the voting or transfer of any Sale Shares, in each case to which RF is a party, except the Redemption Agreement dated December 31, 2021 concluded with Beau Pierce and RF

10.3.	Authority and Due Execution.

(a)	Authority. RF has all requisite power and authority to enter into this Agreement and RF any other Transaction Document to which it is a party and to consummate the Transaction. The execution, delivery and performance by RF of each Transaction Document to which it is a party, and the consummation of the Contemplated Transaction by RF, have been (or will be at or prior to the Closing) duly authorized by all necessary actions on its part, and no other proceedings by RF are necessary to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which RF is a party or to consummate the Transaction.

(b)	Due Execution. This Agreement has been, and, upon execution and delivery by RF, each other Transaction Document to which RF is a party will be, duly executed and delivered by RF and constitute, or upon execution and delivery will constitute (in each case, assuming the due execution and delivery of each other party hereto or thereto), the legal, valid and binding obligation of RF.

10.4.	Non-Contravention and Consents.

(a)	Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which RF is a party do not, and the consummation of the Sale Shares and the performance of this Agreement and each other Transaction Document to which RF is a party will not: (i) conflict with or violate any of the Organizational Documents of RF; (ii) conflict with or violate any applicable Legal Requirement to which RF or any of the assets owned or used by RF is subject; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of RF or materially alter the rights or obligations of any person under, or give to any person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the assets of RF pursuant to, any Material Contract;

(b)	Contractual Consents. No Consent under any Material Contract is required to be obtained from, and RF is not or will not be required under a Material Contract to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the Sale Shares.

(c)	Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Sellers in connection with the execution, delivery or performance of this Agreement or any other Transaction Document.

10.5.	Financial Statements.

(a)	Financial Statements. Attached as an Annex to this Agreement are the financial statements (consisting of balance sheets, statements of income, including the footnotes thereto, for the relevant 12-month periods) of RF, on a consolidated basis, as of 2020 and 2021 (collectively, the “Financial Statements”. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with RF’s historic past practice. The Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of RF as of the dates, and for the periods, indicated therein. RF maintains a standard system of accounting established and administered in accordance with GAAP including complete books and records in written or electronic form.

(b)	Internal Controls. RF maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP (applied consistently with the Financial Statements) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; There are no significant deficiencies or material weaknesses in the design or operation of RF’s internal controls over financial or regulatory reporting that could reasonably be expected to adversely affect RF’s ability to record, process, summarize or report financial information to RF’s management. There is not, and there has not been, any fraud, whether or not material, that involves or involved any member of management or any other employee who has or had a significant role in RF’s internal control over financial or regulatory reporting.

(c)	Accounts Receivable. All of the accounts receivable of RF arose in the ordinary course of business, are carried on the records of RF at values determined in accordance with GAAP (applied consistently with the Financial Statements) and are bona fide receivables incurred in the ordinary course. No person has any Lien (other than a Permitted Lien) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts.

10.6.	No Liabilities; Indebtedness, Working Capital.

(a)	Absence of Liabilities. RF has no Liability of any nature, other than: (i) liabilities identified as such in the “liabilities” column of the Balance Sheet 2020 and 2021; (ii) liabilities incurred subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practices of RF; (iii) obligations that (A) exist under Contracts, (B) are expressly set forth in and identifiable by reference to the text of such Contracts and (C) are not required to be identified as liabilities in a balance sheet prepared in accordance with GAAP; (iv) liabilities under this Agreement or any other Transaction Document;

(b)	Indebtedness. Except as disclosed in Section 10.6(b) of the Disclosure Schedule, RF has not incurred any Indebtedness under the Paycheck Protection Program administered by the U.S. Small Business Administration. RF is not in default with respect to any Indebtedness and no payment with respect to any Indebtedness is past due. RF has not received any notice of default, alleged failure to perform or any offset or counterclaim with respect to any Indebtedness. Neither the execution, delivery or performance of any Transaction Document will, or would reasonably be expected to, cause or result in a default, breach or acceleration, automatic or otherwise, of any condition, covenant or another term of any Indebtedness.

(c)	Director and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense to, any Associate pursuant to: (i) any term of any of the Organizational Documents of RF; (ii) any indemnification agreement or other Contract between RF and any such Associate; or (iii) any applicable Legal Requirement. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, RF incurring any Liability to, or any basis for any claim against RF by, any current, former or alleged holder of Shares, profits interests or other securities of RF.

10.7	Working Capital.

The Company shall recognize as of the Closing, the level of Working Capital funds, which shall be held in the operating accounts, to be reasonably sufficient for the operations of the RF. The Sellers agree to ensure a sufficient level of working capital to fund the normal operations of the business, and in the event that there is any cash requirement the seller commits to fund any shortfall through to 30 June 2023. Any funding required will be deposited by the Sellers in the form of a loan and will be repaid if and when sufficient funds are available.

10.8	Both parties intend to integrate the Company’s database and lead generation activity into the Purchaser’s EdTech platform, GeniusU, and this will occur post-closing at a pace that ensures a benefit and no detriment to user experience, revenues and conversion metrics of the Company at present.

10.9	Taxes.

a.	All income and other material Tax Returns required to be filed by or with respect to RF have been duly and timely filed with the appropriate Taxing Authority and each such Tax Return is true, correct and complete in all material respects. All Taxes owed by RF, whether or not shown on a Tax Return, have been timely paid in full. There are no Liens (other than Liens for Taxes not yet due and payable) on any assets of RF that arose in connection with any failure (or alleged failure) to pay any Tax.

b.	No assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to RF, No Tax audit or administrative or judicial proceeding is being conducted, is pending or has been threatened in writing with respect to RF. No written claim has ever been made by any Taxing Authority in a jurisdiction where RF does not file Tax Returns that RF is or may be subject to taxation in that jurisdiction.

c.	No extension of time with respect to the due date for the filing of any Tax Return of RF (other than any extension in the ordinary course of business of no more than six months), and no waiver or agreement for any extension of time for the assessment or payment of any Tax of RF, is in force and will remain in effect after the Closing Date.

d.	RF has withheld and paid over to the appropriate Taxing Authority all Taxes that it is required to withhold from amounts paid or owing to any Associate, creditor or another third party, and has complied in all material respects with all applicable legal requirements relating to the payment, collection or withholding of Taxes.

e.	RF is not a party to, bound by, or has any obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement that (i) will terminate on or before the Closing Date or (ii) was entered into in the ordinary course of business and is not primarily related to the allocation or sharing of Taxes).

f.	RF will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date.

g.	There is no material property or obligation of RF, including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is or may become escheatable to any state or municipality under any escheatment legal requirement, except in the ordinary course of business consistent with past practices of RF.

h.	RF is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment or fixed place of business in such jurisdiction.

i.	No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by RF that will remain in effect after the Closing Date. RF has not made a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes. There are no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings currently outstanding or in effect with respect to RF.

10.10	Books and Records. The books of account and other records of RF are accurate and complete in all material respects. At the Closing, all of such records will be in the possession of RF.

(a)	since June 28, 2022 through the date of this Agreement, RF has not, in connection with the execution, delivery and negotiation of this Agreement:

i.	entered into any Contract outside the ordinary course of business, (B) amended or terminated (other than by expiration) any Material Contract, (C) waived any material right or remedy under any Material Contract or (D) received any notice or other communication that any other person has or intends to take any action described in clause “(B)” or “(C)” above;

(b)	transferred or granted any license or sublicense of any rights under or with respect to any of its IP, other than in the ordinary course of business consistent with past practice;

i.	acquired (including by merger, consolidation or the acquisition of any equity interest or assets) or sold (including by merger, consolidation or the sale of an equity interest or assets), leased or disposed of any business or assets, (B) licensed any asset to any other person, except for fair consideration in the ordinary course of business and consistent with past practices, (C) formed any subsidiary or acquired any equity interest or other interest in any other entity, or (D) entered into any joint venture, strategic partnership or alliance;

(c)	amended or permitted the adoption of any amendment to any of its Organizational Documents, or effected or became a party to any Acquisition Transaction (other than the Share Purchase), recapitalization, reclassification of equity interests or similar transaction;

i.	incurred any Indebtedness, (B) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets, or (C) made any loan, advance or capital contribution to, or investment in, any other person;

ii.	changed any of its methods of accounting or accounting practices in any material respect, (B) changed any of its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable, (C) offered to discount the amount of any account receivable other than in the ordinary course of business, (D) extended any incentive (whether to an account debtor, an account creditor or any employee or third party responsible for the collection of receivables or the payment of payables) with respect to any account receivable or account payable or the payment or collection thereof, or (E) taken or omitted to take any other action with the intent or effect of accelerating the collection of receivables or delaying the payment of payables;

(d)	sold, issued, granted or authorized the issuance or grant of (A) any Shares or security of RF; (B) any option, warrant or right to acquire any Shares or security of RF; or (C) any instrument convertible into or exchangeable for any Shares (or cash based on the value of Shares) or security of RF;

(e)	amended or waived any of its rights under, or permitted the acceleration of the payment, funding or vesting under any other Contract or arrangement relating to compensation, benefits or the provision of services to or for the benefit of RF;

i.	canceled, compromised, waived or released any right or claim, other than immaterial rights or claims in the ordinary course of business, or (B) suffered any material damage, destruction or loss (whether or not covered by insurance) to any material asset of RF;

(f)	incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;

i.	made, changed or rescinded any election relating to Taxes, (B) settled or compromised any claim, controversy or legal proceeding relating to Taxes, (C) except as required by applicable legal requirements, making any change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed Tax Return, or forgone the right to any amount of refund or rebate of a previously paid Tax, (E) entered into or terminated any agreements with a Taxing Authority, (F) prepared any Tax Return in a manner inconsistent with past practices, (G) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (H) entered into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (I) granted any power of attorney relating to Tax matters, or (J) requested a ruling with respect to Taxes;

(g)	commenced or settled any legal proceeding;

10.11	Intellectual Property.

(a)	RF is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Owned IP, and all Owned IP is freely and fully transferable, alienable, and licensable by RF without restriction and payment of any kind to any third party and the approval of any third party (other than payments to or approval of the applicable Governmental Entity with respect to Registered IP). All RF IP is free and clear of all Liens other than Permitted Liens. RF owns, or otherwise has sufficient rights to, all RF IP used in or held for use for the business of RF, and RF IP is all the IP that is required to conduct the business of RF in the manner in which it is currently being conducted and proposed to be conducted. No funding, facilities or personnel of any educational institution, research center, or governmental entities (i) were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP or (ii) have any ownership interest in or rights to any Owned IP (except for licenses granted under an Outbound License). RF is not, and never has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate RF to grant or offer to any other Person any license or right to any Owned IP.

(b)	(i) None of RF, or the conduct of the business of RF has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated any IP of any other person; and (ii) RF IP and the conduct of the business of RF do not infringe (directly, contributorily, by inducement or otherwise), misappropriate, or otherwise violate any IP of any person. There is no legal proceeding pending or threatened in writing against RF or an offer of a license to RF involving any RF IP or any claim alleging that any of the foregoing infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates the rights of any person. To the knowledge of RF, no person is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Owned IP, or has previously done so. There is no legal proceeding pending or threatened in writing against RF in which the ownership, scope, validity, or enforceability of any RF IP is being, has been, or would reasonably be expected to be contested or challenged.

(d)	No Source Code for any RF Software has been disclosed, delivered, or licensed by RF to any other person, and RF has no contractual obligation to provide any Source Code for any such Software to any other person. RF is not obligated under any Open Source License to distribute or make available any Software, Source Code or other IP to any other Person, or grant any other rights to any Person. RF has not granted ownership or exclusive license rights in any of RF Software to another Person.

(e)	RF has: (i) taken all reasonable measures to protect and preserve the confidentiality of all Confidential Information owned, used, or held by RF; and (ii) only disclosed any such Confidential Information pursuant to the terms of a written agreement that requires the person receiving such Confidential Information to reasonably protect and not disclose such Confidential Information. No Confidential Information owned, used, or held by RF has been disclosed by RF to any Person other than pursuant to a written agreement restricting the disclosure and use of such Confidential Information by such Person.

(f)	No Associate has any ownership, license or another right, title or interest in any RF IP, or to any improvements or modifications thereof. Each Associate who is or has been involved in the creation or development (alone or with others) of any IP by or for RF, or has or previously had access to any Confidential Information owned, used, or held by RF, has executed and delivered to RF a written and enforceable Contract: (i) that irrevocably assigns to RF all right, title and interest in and to any such IP; and (ii) pursuant to which such Associate agrees to maintain and protect the confidentiality of such Confidential Information. In each case in which RF has acquired ownership (or purported to acquire ownership) of any IP from any person, RF has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of all rights with respect to such IP to RF. No associate is subject to any contract with any other person that conflicts with or restricts the performance of their work for RF or is in violation of any Contract with another person that pertains to IP. No person (other than RF) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Owned IP. There are no royalties, fees, honoraria or other payments payable by RF to any person by reason of the ownership, development, use, license, sale or disposition of any RF IP, other than salaries and sales commissions paid to employees, contractors and sales agents in the ordinary course of business.

(g)	Neither the execution, delivery or performance of this Agreement or any other Transaction Document will, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare, any of the following (including if a consent is required to avoid any of the following): (i) a loss of, or encumbrance on, any RF IP; (ii) a breach of or default under or termination of any IP License; (iii) the grant, assignment or transfer to any other person of any license or other right or interest under, in or to any Owned IP or the satisfaction of any condition as a result of which any person would be permitted to exercise any license or other right or interest under, in or to any RF IP; (iv) Purchaser or any of its Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of any IP; (v) a reduction of any royalties or other payments that RF would otherwise be entitled to receive with respect to any RF IP.

10.12	Litigation.

(i) there has not been any legal proceeding pending (ii) there are no Legal Proceedings for which RF has been served or, to the knowledge of RF, that are pending or threatened, against RF or any RF associate in their capacities as such; (iii) there are no legal proceedings pending or threatened by RF against any third party, at law or in equity, or before or by any governmental entity; (iv) there have been no settlements of any legal proceedings or threatened legal proceedings.

11.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller and RF as follows, as of the date hereof and as of the Closing Date:

11.1.	Standing. Purchaser is a Private Company Limited by Shares duly incorporated, validly existing and in good standing under the laws of the Republic of Singapore.

11.2.	Authority and Due Execution.

(a)	Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the Stock Purchase and the other Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the Stock Purchase and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser or to consummate the Stock Purchase and the other Contemplated Transactions.

(b)	Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser is a party will be, duly executed and delivered by Purchaser and constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the Enforceability Exception.

(c)	Non-Contravention and Consents. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party do not, and the consummation of the Stock Purchase and the other Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transactions Documents to which Purchaser is or will be a party by Purchaser will not: (i) conflict with or violate any of its Organizational Documents or similar organizational or governing documents then in effect; (ii) conflict with or violate any Legal Requirement applicable to Purchaser; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Purchaser under, or impair the rights of Purchaser or alter the rights or obligations of Purchaser under, or give to any Person any rights of termination, amendment or cancellation of, or result in the creation of a Lien on any of the assets of Purchaser pursuant to, any material Contract to which Purchaser is then a party or by which it is then bound.

11.3.	Funding. the Purchaser possess funding, or is the recipient of, binding, irrevocable and unconditional funding commitments, which will allow it to meet its obligations to make the payments due under this Agreement;

11.4.	Litigation. (i) there has not been any legal proceeding pending (ii) there are no Legal Proceedings for which Purchaser has been served or, to the knowledge of Purchaser, that are pending or threatened, against Purchaser or any Purchaser associate in their capacities as such; (iii) there are no legal proceedings pending or threatened by Purchaser against any third party, at law or in equity, or before or by any governmental entity; (iv) there have been no settlements of any legal proceedings or threatened legal proceedings.

11.5.	Knowledge. there are no matters within the actual knowledge of the Purchaser, its Affiliates or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the

11.6.	GG Share Ownership Etc.

(a)	The Purchaser is the owner of the Consideration Shares. The Purchaser has the sole voting power, sole power of disposition and the sole power to agree to all of the matters outlined in this Agreement, in each case with respect to all of the Consideration Shares proposed to be transferred by the Purchaser hereunder, with no limitations, qualifications or restrictions on such rights.

(b)	All of the Consideration Shares held by the Purchaser are fully paid and beneficially owned by the Purchaser free and clear from all Encumbrances, and the Purchaser has full right, power and authority to sell, transfer, convey and deliver to the Sellers good, valid and marketable title to the Consideration Shares held by the Purchaser in accordance with the terms of this Agreement.

(c)	The Consideration Shares held by the Purchaser are not the subject matter of any claim, action, suit, investigation or other proceeding or judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.

(d)	The Consideration Shares held by the Purchaser were legally acquired, and validly owned and held by the Purchaser. The Purchaser warrants that the Consideration Shares held by it were acquired and are held in compliance with the applicable Law.

(e)	There are no outstanding or authorized obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by, or binding on, the Purchasers, of any kind that gives any Person the right to purchase or otherwise receive the Consideration Shares (or any interest therein).

(f)	The Purchaser has not, nor has anyone authorized on its behalf, done, committed or omitted any act, deed, matter or thing whereby any of the Consideration Shares owned by the Purchaser are or may be forfeited or extinguished.

(g)	The Purchaser has made, or will make, all necessary disclosures to regulatory bodies governing the transfer of the Consideration Shares to the Seller including but not limited to the SEC.

(h)	The definition of the Consideration Shares as set forth in this Agreement is accurate and accurately reflects their status and trading status.

11.7.	Corporate Action. All corporate action on part of the Purchaser, to the extent necessary under its governing documents that are required for the issuance of the Consideration Shares, free from all Encumbrances have been duly taken and adopted and are in full force and effect as of the date hereof

12.	REPRESENTATIONS AND WARRANTIES OF SELLERS

12.1.	Warranties of the Sellers. The Sellers warrant to the Purchaser that each of the statements set out in Sections 10.2 to 10.7 (Warranties of the Sellers) is true and accurate as of the Execution Date (which warranties shall be deemed to be repeated as of the Closing Date by reference to the facts and circumstances then existing as if references in such warranties to the Execution Date were references to the Closing Date).

12.2.	Authorization by Sellers. This Agreement has been duly authorized, executed and delivered by the Sellers and creates legal, valid and binding obligations of the Sellers, enforceable in accordance with its terms. No consent, approval or authorization of any Person or entity is required in connection with the Sellers execution or delivery of this Agreement or the consummation by the Sellers of the transactions contemplated by this Agreement, except for the approval of the Board to the transfer of the Sale Shares from the Sellers to the Purchaser.

12.3.	Organization. RF is a Delaware corporation duly organized and validly existing under the laws of the United States, has full corporate power and authority to carry on its business as it is currently being conducted and to own, operates and holds its assets as, and in the places where, such Assets are currently owned, operated and held.

12.4.	Share Ownership Etc.

(a)	The Sellers are the owners of the Shares. The Sellers have the sole voting power, sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares proposed to be transferred by the Sellers hereunder, with no limitations, qualifications or restrictions on such rights.

(b)	All of the Shares held by the Sellers are fully paid and beneficially owned by the Sellers free and clear from all Encumbrances, and the Sellers have the full right, power and authority to sell, transfer, convey and deliver to the Purchaser good, valid and marketable title to the Sale Shares held by the Sellers in accordance with the terms of this Agreement.

(c)	The Shares held by the Sellers are not the subject matter of any claim, action, suit, investigation or other proceeding or judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.

(d)	The Shares held by the Sellers were legally acquired, and validly owned and held by the Sellers. The Sellers warrants that the Sale Shares held by them were acquired and are held in compliance with the applicable Law.

(e)	There are no outstanding or authorized obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by the Sellers and binding upon the Company, of any kind that gives any Person the right to purchase or otherwise receive the Sale Shares (or any interest therein).

(f)	The Sellers have not, nor have anyone authorized on their behalf, done, committed or omitted any act, deed, matter or thing whereby any of the Sale Shares owned by the Sellers are or may be forfeited or extinguished.

(g)	No Taxes are required to be deducted at source or withheld by the Purchaser under Law from payments to be made to the Sellers for the Sale Shares.

12.5.	No Conflicts. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not:

(a)	violate, conflict with, result in or constitute a default under, result in the termination, cancellation or modification of, accelerate the performance required by, resulting in a right of termination under, or result in any loss of benefit under: (i) any material contract to which the Sellers or the Company is a party; (ii) a material permit/license; (iii) any agreements relating to the indebtedness of the Company, or the Sellers (v) any agreements entered into between any or the Sellers or the Company or any of its respective Affiliates; or

(b)	violate or conflict with any applicable Law to which the Company, the Sellers or any of their respective property is subject.

12.6.	No Proceedings. There are no legal or governmental proceedings pending to which either of the Sellers or the Company is a party or to which any of the property of either of the Sellers or the Company or Sale Shares is subject, and which in either case could reasonably be expected to have an adverse effect on the power or ability of either of the Sellers or the Company to perform theirs obligations under this Agreement.

12.7.	Knowledge. There are no matters within the actual knowledge of the Sellers, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Purchaser.

12.8.	Disclaimer. Neither Seller nor RF, nor any of their affiliates, representatives or advisors has made, or shall be deemed to have made, any representation or warranty, express or implied, at law or in equity, in respect of the Seller, RF, its business, liabilities or operations other than those expressly made in Articles 10 and 12. No representation or warranty has been made or is being made herein (a) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any assets of RF or Sellers, or the absence of any defects therein, whether latent or patent, (b) with respect to any projections, estimates or budgets delivered to or made available to Purchaser or its affiliates, representatives or advisors or (c) with respect to any other information or documents made available to Purchaser or its affiliates, representatives or advisors, except in each instance as expressly covered by a representation or warranty contained in Articles 10 or 12, as applicable. Neither Purchaser nor any of its affiliates are entitled to rely on any statement, representation or warranty, oral or written, express or implied, at law or in equity, other than those expressly set forth in Articles 10 or 12. notwithstanding the foregoing, nothing contained in this disclaimer shall affect any claim by Purchaser for fraud.

13.	WARRANTIES GENERALLY

13.1.	Each of the Parties shall give the other Parties prompt notice in writing of any event, condition or circumstance (whether existing on or before the Execution Date or arising thereafter) that would cause any of their respective warranties to become untrue or incorrect or incomplete or inaccurate or misleading in any respect, that would constitute a violation or breach of any of the warranties as of any date from the Execution Date or that would constitute a violation or breach of any terms and conditions contained in this Agreement. This requirement shall not prejudice the right of the Parties to bring a Claim for any breach of the warranties. Each Party undertakes to notify the other Parties promptly after becoming aware of such event, in any event no later than 10 (ten) days after becoming aware of such event.

13.2.	Each of the warranties shall be construed as a separate warranty, covenant or undertaking, as the case may be, and shall not be limited by inference from the terms of any other warranty or by any other term of this Agreement.

14.	INDEMNIFICATION AND DAMAGES

14.1.	In consideration of the purchase of the Sale Shares by the Purchaser from the Sellers hereunder, each Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless, the other Party, its Affiliates and each of their respective partners, officers, employees, shareholders, partners, agents, as the case may be from and against, any and all, damages, Losses, Liabilities, obligations, fines, penalties, levies, action, investigations, inquisitions, notices, suits, judgments, claims of any kind including third party claims, interest, governmental and statutory action, costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney’s fees and expenses) (collectively referred to as “Loss”) suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

(a)	any misrepresentation or inaccuracy in any Warranty made by such Indemnifying Party, or any failure by such Indemnifying Party to perform or comply with any agreement, obligation, liability, warranty, term, covenant or undertaking contained in this Agreement;

(b)	any fraud committed by the Indemnifying Party, at any time.

14.2.	In the event either Party makes any payment pursuant to this Section 10 (Indemnification), the same shall be grossed up to take into account any Taxes, payable by the Indemnified Parties on such payment.

14.3.	The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

14.4.	The above indemnity shall take effect upon Closing and shall lapse on the first anniversary of the Closing Date.

15.	LIMITATION OF LIABILITY

15.1.	Except as provided in Section 15.9, the provisions of this Section 15 shall operate to limit the liability of each party in relation to any Claim under this Agreement (including, for the avoidance of doubt, under Section 13).

15.2.	The aggregate liability of each party for all Substantiated Claims shall not exceed the amount of the Purchase Price actually received by the Sellers under this Agreement. For the purposes of assessing whether the limit has been reached, the liability of the Sellers shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) payable by it in connection with the settlement or determination of any Claim.

15.3.	Neither party shall be liable for a Claim unless:

(a)	its liability in respect of such Claim exceeds $50,000 (“De Minimis Threshold”); and

(b)	the aggregate amount of all Claims for which it would, in the absence of this Section 15.3(b), be liable shall exceed $250,000 (“Basket”) and in such event the party shall be liable for the whole of such amount and not merely the excess.

(c)	All amounts in par 15.3.A&b will be calculated after insurance reimbursement if applicable

For the purposes of calculating Claims counting towards the De Minimis Threshold and/or Basket, such calculation shall exclude all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by the Purchaser in connection with the formalisation of any such Claim.

15.4.	The written notice of a Claim shall give full details (so far as such details are known to the claiming party) of the nature of the Claim, the circumstances giving rise to it and the claiming party’s bona fide estimate of any alleged loss.

15.5.	Any Claim notified under Section 12.4 shall be deemed to be irrevocably withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced in respect of a Claim within six (6) months of the giving of written notice of the Claim; and for this purpose legal proceedings shall not be deemed to have commenced unless both issued and served, provided that in the event of a Contingent Claim, legal proceedings must have been so commenced with six (6) months of the Contingent Claim becoming an actual liability.

15.6.	Neither Party shall be liable for a Claim:

(a)	where the matter giving rise to the Claim is within the actual knowledge of the other Party, its officers or employees or its advisers before the Closing Date.

(b)	unless and until such Claim becomes a Substantiated Claim; or

(c)	where the Claim arises from an act (including an intentional failure to act) or transaction, whether before, at or after Closing, either undertaken (i) in accordance with this Agreement; or (ii) at the written request or direction of, or with the written consent of, the other Party or any member of the other Party’s group.

15.7.	If the same fact, matter, event or circumstance gives rise to more than one Claim, neither party shall be entitled to recover more than once in respect of such fact, matter, event or circumstance.

15.8.	Where a party is entitled (whether by reason of insurance or otherwise) to recover from a third party (not being a party to this Agreement) any sum in respect of any liability, loss or damage which is the subject of a Claim or for which such a Claim could be made, such party shall use reasonable endeavors to recover from that third party before making any such Claim.

15.9.	Nothing in this Section 15 applies to exclude or limit the liability of either party to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, willful misconduct or willful concealment by such party, its agents or advisers.

16.	TERMINATION

16.1.	Each of the Parties shall take all steps necessary to fulfill the Conditions Precedent promptly. Subject to Section 13.2, if the Conditions Precedent is not satisfied, or waived on or before the Closing, the non-defaulting Party may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

(a)	terminate this Agreement with immediate effect;

(b)	proceed to Closing as far as practicable.

16.2	In case the Sellers do not cover all the Obligations of the Company in accordance with Point 3.2 (i) of this Agreement within 30 days from the date of Closing, Purchaser may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

(i)	terminate this Agreement with immediate effect and demand from the Sellers to repay a part of the Purchased Price received by the Sellers in accordance with Point 3.2 (i) of this Agreement; and

(iii)	proceed to further arrangements with the seller and change the date of executing Point 3.2 (i) of this Agreement.

16.4	In case GG does not pay a part of the Purchased Price in accordance with Point 3.2 (ii) of this Agreement by 31 January 2023, the Sellers may:

(i)	repurchase the Company by returning $7 million (seven) in GG Shares; and

(ii)	keep the amount of $ 1 million (one) paid on the basis of Point 3.2 (i) of this Agreement as the breakup fee; or

(iii)	proceed to further arrangements with the Purchaser and change the date of full payment in accordance with Point 3.2 (ii) of this Agreement.

16.3	Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties accrued or incurred prior to the date of such termination, which shall survive the termination of this Agreement.

17.	INTERIM RIGHTS OVER SALE SHARES

17.1.	The Sellers declares that for so long as it remains the registered holder of any of the Sale Shares after Closing it shall:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of the Sale Shares after Closing and all rights arising out of or in connection with the Sale Shares in trust for the Purchaser and its successors in title; and

(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct; and

(c)	if so requested by the Purchaser or any such successor:

(d)	vote at all meetings which the Sellers shall be entitled to attend as the registered holder of the Sale Shares in such manner as the Purchaser or any such successor may direct; and

(e)	execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.

17.2.	The Sellers authorize and direct:

(a)	the Company to send any notices in respect of its holding of Sale Shares to the Purchaser; and

(b)	the Purchaser to complete, in such manner as the Purchaser thinks fit, and to return proxy cards, consents to short notice and any other document required or proposed to be signed by the Sellers in the Seller’s capacity as a member.

18.	PURCHASER POST COMPLETION COVENANTS

18.1.	The Purchaser undertakes to the Sellers that at all times between Closing and 31st December 2025:

(a)	it shall use its best endeavors to maximize the profits generated by the Company;

(b)	it shall not, directly or indirectly, take any action, or cause or permit anything to be done that could distort the financial performance of the Company, or with the principal purpose of avoiding or reducing the amount of the Purchase Price;

(c)	it shall not sell, transfer or otherwise dispose of all or a material part of the Company or their Assets (or enter into an agreement to do so);

(d)	it shall not (and shall procure that no other member of Purchaser’s Group shall) divert or redirect any trading, business opportunities or revenues or any customer, client or supplier away from the Company;

(e)	it shall not cause or permit any of the following:

(f)	a change to the accounting reference date of the Company other than as contemplated by this Agreement,

(g)	the proposal or passing of a resolution to wind up the Company; or

(h)	any management charges, fees or other intra-group charges or any interest payments on intra-group borrowings to be levied on the Company’s by the Purchaser or any other member of the Purchaser group.

18.2.	All intra-group transactions between RF and another member of the Purchaser’s group shall be undertaken on an arm's length basis and upon reasonable commercial terms, and needs to be approved by the Sellers.

18.3.	After the Closing the Purchaser shall grant to RF access to the GeniusU tech platform (the GeniusU Tech Platform in purpose RF join the international entrepreneurs network created and owned by the Purchaser. The Sellers and RF shall have the obligation to be a part of the Purchaser network on the term and conditions specified for the Subsidiaries of the Purchaser.

18.4.	The Purchaser undertakes that each of the 2022 Financial Statements, the 2023 Financial Statements, the 2024 Financial Statements and the 2025 Financial Statements shall be prepared in accordance with US GAAP and applicable Law.

19.	CONFIDENTIALITY

19.1.	Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the “Information”) confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required pursuant to a court or regulatory order subject to providing a prior written notice of 10 (Ten) Business Days to the other Parties (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law). Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

19.2.	Nothing in this Section 19.1 shall restrict any Party from disclosing Information for the following purposes:

(a)	To the extent that such Information is in the public domain other than by breach of this Agreement;

(b)	To the extent that such Information is required to be disclosed by any applicable Law or stated policies or standard practice of the Parties or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

(c)	To the extent that any such Information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential;

(d)	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors a written agreement to treat such Information as confidential. For the avoidance of doubt, it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly “need-to-know basis”;

(e)	To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

(f)	To the extent that any information, materially similar to the Information, shall have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

(g)	Where other Parties have given their prior approval to the disclosure.

19.3.	Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references the investment made by the Purchaser in the Company, shall require the prior written consent of the Purchaser.

20.	FEES, TAXES AND DUTIES.

The Purchaser shall bear the cost of all fees in all jurisdictions where such fees, taxes and duties are payable as a result of the cost of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. Both Parties will be responsible for their own corporate or personal taxes and legal fees incurred from this Agreement.

21.	DATA PROTECTION

Each party acknowledges and agrees, and hereby expressly consents, as follows: (i) in the performance of this Agreement, and the delivery of any documentation hereunder, Customer Data, may be generated, disclosed to a party to this Agreement, and may be incorporated into files processed by either party or by the Affiliates of either party; (ii) Customer Data will be stored as long as such data is necessary for the performance of this Agreement (iii) it warrants that it has all legal right and authority to disclose any Customer Data of any third party it discloses to the other party to this Agreement, and that it has obtained the necessary consents from the relevant third party data subjects to so disclose such Customer Data; (iv) it has been informed of the existence of its right to request access to, removal of or restriction on the processing of its Customer Data, as well as to withdraw consent at any time; and (v) it acknowledges its right to file a complaint with the Customer Data supervisory authority in the relevant jurisdiction.

22.	ARBITRATION

22.1.	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in New York City, New York, USA in accordance with the International Chamber of Commerce Arbitration Rules (“ICC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section.

22.2.	The Parties agreed that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Expedited Procedure set out in Article 30 of the ICC Rules.

22.3.	The Tribunal shall consist of one arbitrator.

22.4.	The language of the arbitration shall be English.

22.5.	This Section shall survive the termination of this Agreement.

23.	GENERAL PROVISIONS

23.1.	Survival. The warranties and the Indemnity provisions shall survive the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

23.2.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing expressed or referred to herein will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

23.3.	Assignment. The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

23.4.	Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

23.5.	Notices and deliverables. Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a Party may from time to time duly notify to the others:

IF TO THE PURCHASER

Name:	Genius Group Limited
Address:	8 Amoy Street, #01-01 Singapore 049950
Attention:	Roger James Hamilton
Email:	roger@geniusgroup.net

IF TO THE SELLERS

Name:	Jeff Hays
Address:	1776 Park Ave Ste 4-217, Park City, UT 84060-5148
Attention:	Jeff Hays
Email:	jeff@jeffhaysfilms.com

And

Name:	Patrick Gentempo
Address:	1776 Park Ave Ste 4-217, Park City, UT 84060-5148
Attention:	Patrick Gentempo
Email:	pgentempo@revealedfilms.com

23.6.	Amendments. No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

23.7.	Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

23.8.	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

23.9.	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any warranty in entering this Agreement other than those expressly contained herein.

23.10.	Independent Rights. Each of the rights of the Parties under this Agreement is independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

23.11.	Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

23.12.	Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement, and the share transfer deed in relation to the Sale Shares shall be borne by the Sellers.

23.13.	The provisions of this Agreement and the Appendixes attached hereto shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the Appendixes, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Appendixes attached hereto.

23.14.	Governing Law: This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of the United States of America.

In witness hereof, the Parties’ authorized representatives have executed this Agreement as of the date and year first herein above written.

PURCHASER		SELLERS

Genius Group Ltd.
a public Singapore Company		/s/ Jeff Hays
Jeff Hays
By:	/s/ Roger Hamilton
	Roger Hamilton, CEO	Date:

Date:
/s/ Patrick Gentempo
Patrick Gentempo

Date:

Appendix 1

Assets and Liabilities

Appendix 2

Management Agreements

Appendix 3

Purchase Price Adjustment Calculation

1.	Purchase Price Dispute Resolution

1.1.	Where a dispute relating to the calculation of the Top Up or Claw Back, (the “Price Dispute”) is referred to the Reporting Accountants, the Reporting Accountant’s determination in accordance with Section 4 shall be final and binding on the Parties and shall be deemed to be Agreed.

1.2.	The Reporting Accountants shall be engaged by the Sellers and the Purchaser on the terms set out in this Appendix 3 and otherwise on such terms as shall be agreed between the Sellers, the Purchaser and the Reporting Accountants. The Sellers, its accountants and, if appointed, the Reporting Accountants shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records of the Company and any other information of the Purchaser and its Affiliates which may reasonably be required to enable them to agree and/or determine the Price Dispute. The Sellers, its accountants and the Reporting Accountants shall have the right to take copies of any documents that they reasonably require and shall have access to the relevant personnel of the Purchaser and its Affiliate as they reasonably require in order to enable them to determine and/or agree on the Price Dispute.

1.3.	The Reporting Accountants shall determine their own procedure, subject to the following:

(a)	the Purchaser, the Sellers and/or their respective accountants shall each promptly, (and in any event within twenty (20) Business Days of a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants for determination and deliver a copy of such written statement and supporting documents to the other party;

(b)	following delivery of their respective submissions, the Purchaser and the Sellers shall have the opportunity to comment once only (provided that nothing in this sub-paragraph shall prevent the parties from responding to any requests from the Reporting Accountants) on the other party’s submissions by written comment delivered to the Reporting Accountants not later than fifteen (15) Business Days after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to paragraph 1.3(a);

(c)	apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:

(i)	whether any of the arguments for an alteration to the relevant management accounts and/or the calculation of the Purchase Price put forward in the written statements submitted under paragraph 1.3(a) is correct in whole or in part; and

(ii)	if so, what alterations should be made to the relevant management accounts and/or the calculation of the Purchase Price to correct the relevant inaccuracy in it;

(d)	the Reporting Accountants shall make their determination pursuant to paragraph 1.3(e) within twenty (20) Business Days of the expiry of the fifteen (15) Business Day period referred to in paragraph 1.3(b) or as soon thereafter as is reasonably possible and such determination shall be in writing and shall be made available for collection by the Sellers and the Purchaser at the offices of the Reporting Accountants and shall (unless otherwise agreed by the Sellers and the Purchaser) include reasons for each relevant determination;

(e)	the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Sellers and the Purchaser save in the event of a manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable);

(f)	the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and

(g)	the charges and expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination pursuant to paragraph 1.3(e) or, failing such direction, equally between the Purchaser and the Sellers.

1.4.	Any determination of the Reporting Accountants under paragraph 1.3(e) above shall be deemed to be incorporated into the relevant management accounts and/or the calculation of the Purchase Price which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall become the Agreed management accounts and the Agreed element of the Purchase Price respectively and be final and binding on the Sellers and the Purchaser.

1.5.	Nothing in this Appendix 3 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this paragraph 1.5 to refuse to supply such part or parts of documents as containing only the facts on which the relevant claim or argument is based.

1.6.	Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this Appendix 3 confidential and shall not use them for any purpose, except for disclosure or use in connection with the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.